Exhibit 99.1
For Immediate Release

Hasbro Reports Financial Results for the Second Quarter 2015

·	Second quarter 2015 revenues of $797.7 million; Absent a negative $71.5 million impact of foreign exchange, second quarter 2015 revenues grew 5%;
·	U.S. and Canada segment revenues up 1%; International segment revenues increased 9% absent foreign exchange; Entertainment and Licensing segment revenues flat year-over-year;
·	Preschool and Boys category revenues increased in the quarter; Absent the negative impact of foreign exchange, five of seven Franchise Brands grew in the quarter;
·	Net earnings of $41.8 million or $0.33 per diluted share;
·	$858 million of cash at quarter end; Returned $79.0 million to shareholders through dividend and share repurchase

Pawtucket, R.I., July 20, 2015 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the second quarter 2015.  Net revenues for the second quarter 2015 decreased 4% to $797.7 million versus $829.3 million in 2014.  Excluding a negative $71.5 million impact from foreign exchange, net revenues increased 5%.

Net earnings for the second quarter 2015 were $41.8 million, or $0.33 per diluted share, compared to $33.5 million, or $0.26 per diluted share, in 2014.  2014 net earnings included an unfavorable tax adjustment of $13.8 million, or $0.10 per diluted share.

"Our second quarter results continue a strong start to the year with good underlying momentum in our Franchise and Partner brands across geographies," said Brian Goldner, Hasbro's Chairman, President and Chief Executive Officer.  "The execution of our brand blueprint strategy, including our recent decision to sell our final manufacturing locations and the continued development of new relationships in content development, furthers the transformation of Hasbro into an organization focused on global brand building.  We are well positioned for the remainder of 2015, but importantly we continue to develop our capabilities for the long-term execution of our strategy toward unlocking the full potential value of our brands."

"Our second quarter results came with numerous challenges, including a significant negative foreign exchange impact and difficult year-over-year comparisons in several brands," said Deborah Thomas, Hasbro's Chief Financial Officer.  "Even with these challenges, we delivered a strong second quarter and a good first half of 2015.  We continue to make important investments across our business to promote brand initiatives and to further improve the global efficiency of Hasbro.  Some of these investments will be more prominent in the second half of 2015 than they were in the first six months of the year."

Second Quarter 2015 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q2 2015	Q2 2014	% Change	Q2 2015	Q2 2014	% Change
U.S. and Canada	$385.2	$383.0	+1%	$47.1	$46.9	--
International	$362.8	$396.8	-9%	$25.4	$29.2	-13%
Entertainment and Licensing	$47.6	$47.7	--	$7.4	$14.6	-49%

U.S. and Canada Segment net revenues increased 1% to $385.2 million compared to $383.0 million in 2014.  The Segment's results reflect growth in the Boys and Preschool categories.  The U.S. and Canada Segment reported operating profit of $47.1 million, essentially flat with $46.9 million in 2014.

International Segment net revenues were $362.8 million compared to $396.8 million in 2014.  Growth in the Preschool category was more than offset by declines in the Boys, Games and Girls categories.  On a regional basis, growth in Latin America was offset by declines in Europe and Asia Pacific.  Emerging markets revenues declined 11% in the quarter.  Excluding an unfavorable $69.5 million impact of foreign exchange, of which approximately two-thirds of the impact was in Europe and the remainder in Latin America, net revenues in the International Segment grew 9% and approximately 9% in emerging markets.  The International Segment reported operating profit of $25.4 million compared to $29.2 million in 2014, which was also negatively impacted by foreign exchange.

Entertainment and Licensing Segment net revenues were $47.6 million compared $47.7 million in 2014.  Segment performance was driven by entertainment-backed licensing revenues.  The Entertainment and Licensing Segment reported a decline in operating profit to $7.4 million compared to $14.6 million in 2014. This decline was primarily due to digital gaming expenses, including the final quarter of amortization expense from certain digital gaming rights.

Second Quarter 2015 Product Category Performance

	Net Revenues ($ Millions)
	Q2 2015	Q2 2014	% Change	Six Months 2015	Six Months 2014	% Change
Boys	$340.4	$335.8	+1%	$613.0	$583.6	+5%
Games	$211.6	$225.7	-6%	$447.3	$446.2	--
Girls	$127.5	$163.8	-22%	$244.6	$302.5	-19%
Preschool	$118.1	$103.9	+14%	$206.2	$176.4	+17%

Second quarter 2015 net revenues in the Boys category increased 1% to $340.4 million.  This growth was driven by year-over-year revenue gains in Hasbro Franchise Brand NERF, as well as shipments in support of JURASSIC WORLD and growth in MARVEL and STAR WARS products.  These increases more than offset the anticipated decline in TRANSFORMERS, which faced difficult comparisons versus the 2014 shipments in support of the theatrical release of TRANSFORMERS: AGE OF EXTINCTION.

Games category revenues declined 6% in the quarter to $211.6 million.  MAGIC: THE GATHERING declined in the quarter as the major set release occurred in the first quarter 2015 versus the second quarter 2014.  Over the first six months of the year, MAGIC: THE GATHERING revenues increased.  Additional revenue declines in DUEL MASTERS and ANGRY BIRDS products were partially offset by gains in Franchise Brand MONOPOLY as well as in several other games brands including TROUBLE, CLUE and TWISTER.

The Girls category revenues declined 22% in the second quarter 2015 to $127.5 million.   FURBY was the leading driver of this decline, along with smaller declines in Franchise Brands MY LITTLE PONY and NERF REBELLE in the quarter.  Growth in PLAY-DOH DOHVINCI and shipments of DISNEY DESCENDANTS partially offset these declines.

Preschool category revenues increased 14% in the second quarter 2015 to $118.1 million.  Growth in Franchise Brand PLAY-DOH and shipments of JURASSIC WORLD more than offset revenue declines in core PLAYSKOOL products.

Dividend and Share Repurchase

The Company paid $57.4 million in cash dividends to shareholders during the second quarter 2015.  The next quarterly cash dividend payment of $0.46 per common share is scheduled for August 17, 2015 to shareholders of record at the close of business on August 3, 2015.

During the second quarter, Hasbro repurchased approximately 311,465 shares of common stock at a total cost of $21.6 million and an average price of $69.41 per share.  Through the first two quarters, the Company repurchased 747,312 shares of common stock at a total cost of $46.8 million and an average price of $62.64 per share.  At quarter-end, $517.3 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its second quarter 2015 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.

About Hasbro
Hasbro (NASDAQ: HAS) is a global company committed to Creating the World's Best Play Experiences, by leveraging its beloved brands, including LITTLEST PET SHOP, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS, and premier partner brands. From toys and games, television programming, motion pictures, digital gaming and lifestyle licensing, Hasbro fulfills the fundamental need for play and connection with children and families around the world. The Company's Hasbro Studios and its film label, ALLSPARK PICTURES, create entertainment brand-driven storytelling across mediums, including television, film, digital and more. Through the company's commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world and to positively impact the lives of millions of children and families. Learn more at www.hasbro.com and follow us on Twitter (@Hasbro & @HasbroNews).

© 2015 Hasbro, Inc. All Rights Reserved.
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to anticipated future benefits from investments in the Company's business and strategic efforts to grow the Company's brand portfolio and content delivery over the longer-term, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's costs; (ii) downturns in economic conditions affecting the Company's markets which can negatively impact the Company's retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company's costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners' planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. The press release also includes the Company's 2014 net earnings and diluted earnings per share excluding the impact of tax adjustments related to the settlement of tax examinations, which is also a non-GAAP measure.  Management believes that presenting this data excluding these tax adjustments assists investors in understanding the performance of the Company's underlying business and the results of operations.  However, these measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E
Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)
	June 28, 2015	June 29, 2014
ASSETS
Cash and Cash Equivalents	$858,458	$586,151
Accounts Receivable, Net	709,437	738,899
Inventories	403,789	492,822
Other Current Assets	434,145	386,333
Total Current Assets	2,405,829	2,204,205
Property, Plant and Equipment, Net	225,911	236,881
Other Assets	1,599,367	1,697,509
Total Assets	$4,231,107	$4,138,595

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$167,877	$9,188
Payables and Accrued Liabilities	638,026	715,504
Total Current Liabilities	805,903	724,692
Long-term Debt	1,559,895	1,559,895
Other Liabilities	395,417	357,766
Total Liabilities	2,761,215	2,642,353
Redeemable Noncontrolling Interests	41,387	44,194
Total Shareholders' Equity	1,428,505	1,452,048
Total Liabilities, Redeemable Noncontrolling Interests
and Shareholders' Equity	$4,231,107	$4,138,595

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended				Six Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	June 28, 2015	% Net Revenues	June 29, 2014	% Net Revenues	June 28, 2015	% Net Revenues	June 29, 2014	% Net Revenues
Net Revenues	$797,658	100.0%	$829,262	100.0%	$1,511,158	100.0%	$1,508,715	100.0%
Costs and Expenses:
Cost of Sales	295,399	37.0%	320,336	38.6%	543,134	35.9%	578,881	38.4%
Royalties	57,069	7.2%	70,533	8.5%	116,158	7.7%	120,114	8.0%
Product Development	57,609	7.2%	51,707	6.2%	109,506	7.2%	98,964	6.6%
Advertising	78,365	9.8%	81,693	9.9%	146,107	9.7%	148,952	9.9%
Amortization of Intangibles	13,348	1.7%	11,892	1.4%	26,299	1.7%	25,294	1.7%
Program Production Cost Amortization	7,220	0.9%	6,710	0.8%	18,316	1.2%	11,368	0.8%
Selling, Distribution and Administration	213,148	26.7%	203,827	24.6%	421,933	27.9%	399,130	26.5%
Operating Profit	75,500	9.5%	82,564	10.0%	129,705	8.6%	126,012	8.4%
Interest Expense	24,186	3.0%	22,802	2.7%	48,771	3.2%	45,230	3.0%
Other Income, Net	(2,332)	-0.3%	(4,755)	-0.6%	(7,027)	-0.5%	(9,730)	-0.6%
Earnings before Income Taxes	53,646	6.7%	64,517	7.8%	87,961	5.8%	90,512	6.0%
Income Taxes	13,364	1.7%	31,697	3.8%	21,858	1.4%	26,178	1.7%
Net Earnings	40,282	5.1%	32,820	4.0%	66,103	4.4%	64,334	4.3%
Net Loss Attributable to Noncontrolling Interests	(1,527)	-0.2%	(655)	-0.1%	(2,373)	-0.2%	(1,228)	-0.1%
Net Earnings Attributable to Hasbro, Inc.	$41,809	5.2%	$33,475	4.0%	$68,476	4.5%	$65,562	4.3%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$0.33		$0.26		$0.55		$0.50
Diluted	$0.33		$0.26		$0.54		$0.50

Cash Dividends Declared	$0.46		$0.43		$0.92		$0.86

Weighted Average Number of Shares
Basic	125,093		129,381		124,973		130,306
Diluted	126,806		130,930		126,574		131,831

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Six Months Ended
	June 28, 2015	June 29, 2014
Cash Flows from Operating Activities:
Net Earnings	$66,103	$64,334
Non-cash Adjustments	111,844	101,977
Changes in Operating Assets and Liabilities	58,157	(57,041)
Net Cash Provided by Operating Activities	236,104	109,270

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(67,709)	(51,636)
Other	8,706	(1,028)
Net Cash Utilized by Investing Activities	(59,003)	(52,664)

Cash Flows from Financing Activities:
Proceeds from Borrowings with Maturity Greater Than 3 Months	-	559,986
Repayments of Borrowings with Maturity Greater Than 3 Months	-	(425,000)
Net (Repayments) Proceeds from Short-term Borrowings	(84,420)	1,430
Purchases of Common Stock	(49,156)	(213,935)
Stock-based Compensation Transactions	42,244	31,469
Dividends Paid	(110,902)	(108,097)
Other	(81)	-
Net Cash Utilized by Financing Activities	(202,315)	(154,147)

Effect of Exchange Rate Changes on Cash	(9,495)	1,243

Cash and Cash Equivalents at Beginning of Year	893,167	682,449

Cash and Cash Equivalents at End of Period	$858,458	$586,151

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Six Months Ended
	June 28, 2015	June 29, 2014	% Change	June 28, 2015	June 29, 2014	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$385,183	$383,001	1%	$730,873	$720,700	1%
Operating Profit	47,147	46,928	-%	88,570	82,691	7%
Operating Margin	12.2%	12.3%		12.1%	11.5%

International Segment:
External Net Revenues	362,760	396,849	-9%	668,473	702,324	-5%
Operating Profit	25,361	29,232	-13%	27,264	31,646	-14%
Operating Margin	7.0%	7.4%		4.1%	4.5%

Entertainment and Licensing Segment:
External Net Revenues	47,640	47,663	-%	108,271	82,537	31%
Operating Profit	7,443	14,645	-49%	23,845	20,627	16%
Operating Margin	15.6%	30.7%		22.0%	25.0%

International Segment Net Revenues by Major Geographic Region
Europe	$185,660	$216,268	-14%	$381,531	$423,810	-10%
Latin America	98,368	97,019	1%	155,976	150,303	4%
Asia Pacific	78,732	83,562	-6%	130,966	128,211	2%
Total	$362,760	$396,849		$668,473	$702,324

Net Revenues by Product Category
Boys	$340,426	$335,798	1%	$613,024	$583,573	5%
Games	211,629	225,702	-6%	447,278	446,228	-%
Girls	127,489	163,817	-22%	244,616	302,517	-19%
Preschool	118,114	103,945	14%	206,240	176,397	17%
Total Net Revenues	$797,658	$829,262		$1,511,158	$1,508,715

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$41,809	$33,475		$68,476	$65,562
Net Loss Attributable to Noncontrolling Interests	(1,527)	(655)		(2,373)	(1,228)
Interest Expense	24,186	22,802		48,771	45,230
Income Taxes	13,364	31,697		21,858	26,178
Depreciation	29,345	28,573		50,749	50,078
Amortization of Intangibles	13,348	11,892		26,299	25,294
EBITDA	$120,525	$127,784		$213,780	$211,114

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
2014 TAX ADJUSTMENTS
(Unaudited)
(Thousands of Dollars)
Net Earnings and Earnings per Share Excluding Tax Adjustments
	Quarter Ended
	June 28, 2015	Diluted Per Share Amount	June 29, 2014	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$41,809	$0.33	$33,475	$0.26
Unfavorable Tax Adjustment	-	-	13,846	0.10
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$41,809	$0.33	$47,321	$0.36

	Six Months Ended
	June 28, 2015	Diluted Per Share Amount	June 29, 2014	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$68,476	$0.54	$65,562	$0.50
Unfavorable Tax Adjustments, Net	-	-	366	-
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$68,476	$0.54	$65,928	$0.50